UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 24, 2025 (January 23, 2025)

i3 Verticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38532	82-4052852
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Burton Hills Blvd., Suite 415 Nashville, TN		37215
(Address of principal executive offices)		(Zip Code)
(615) 465-4487
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 Par Value	IIIV	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01    Other Events

On January 23, 2025, i3 Verticals, Inc., a Delaware corporation (the “Company”), and i3 Verticals, LLC, a Delaware limited liability company which is a pass-through entity in which the Company holds a majority ownership interest (“i3 LLC”), effected certain recapitalization actions in order to reduce excess cash held at the Company as a result of its “Up-C” structure following a tax distribution received by the Company and other members of the Company (the “Continuing Equity Owners”) earlier in January 2025 (the “LLC Tax Distribution”) related to the taxable income associated with the gain on the sale of our merchant services business completed in September 2024 that is anticipated to be recognized for 2024 federal income tax purposes by members of the Company. As a result of differences in the amount of net taxable income allocable to the Company and to the Continuing Equity Owners and the higher assumed tax rate of the Continuing Equity Owners than the tax rate of the Company, this LLC Tax Distribution resulted in the Company holding cash in excess of the Company’s tax liabilities, its obligation to make payments under its tax receivables agreement, and any other expected liabilities of the Company.

Accordingly, in order to make such cash held by the Company accessible in connection with our operations, on January 23, 2025 (the “Contribution Date”), the Company contributed approximately $21.4 million in cash (the “Capital Contribution”) held by the Company to i3 LLC in exchange for 896,763 newly-issued common units of i3 LLC (the common units of i3 LLC, “Common Units”) at a price per Common Unit of $23.86, such price being equal to the to the 50-day volume-weighted average price of the Company’s publicly-traded Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) for the period ended January 22, 2025. Immediately following the Capital Contribution, the Common Units were recapitalized through a reverse unit split of the Common Units at a ratio of approximately 0.9631 to 1 (the “Reverse Unit Split”) which caused the number of Common Units held by the Company immediately following the Reverse Unit Split to equal to the number of Common Units held by the Company immediately prior to the Contribution, thereby maintaining a one-to-one ratio between (x) the number of Common Units owned by the Company and (y) the number of outstanding shares of Class A Common Stock in accordance with our organizational documents. Upon the effectiveness of the Reverse Unit Split, 369,256 outstanding shares of Class B common stock of the Company, par value $0.0001 per share (the “Class B Common Stock”) were retired without consideration, thereby maintaining a one-to-one ratio between (x) the number of Common Units owned by the Continuing Equity Owners after giving to the Reverse Unit Split, and (y) the number of outstanding shares of Class B Common Stock, in accordance with our organizational documents.

After giving effect to these recapitalization actions, (i) the Company holds approximately 70.83% of the outstanding Common Units as of the Contribution Date (an increase of approximately 0.78% compared to the Company’s ownership of approximately 70.05% of the outstanding Common Units immediately prior to giving effect to these recapitalization actions), and (ii) the Continuing Equity Owners hold approximately 29.17% of the outstanding Common Units as of the Contribution Date (a decrease of approximately 0.78% compared to the Continuing Equity Owners’ ownership of approximately 29.95% of the outstanding Common Units immediately prior to giving effect to these recapitalization actions).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 24, 2025

i3 VERTICALS, INC.

By:	/s/ Geoff Smith
Name:	Geoff Smith
Title:	Chief Financial Officer